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                                                                   EXHIBIT 12(b)



                             D&N CAPITAL CORPORATION
                Computation of ratio on earnings to fixed charges
                   and preferred stock dividend requirements


                                                           For Six Months Ended
                                                             June 30, 1998
                                                         (In thousands, except ratio):
                                                         -----------------------------

Net income                                                       $    2,026


Fixed charges:
    Advisory fees                                                        63

Total fixed charges                                                      63

Earnings before fixed charges                                         2,089

Fixed charges, as above                                                  63

Preferred stock dividend requirements                                 1,362

Fixed charges including preferred
    stock dividends                                                   1,425

Ratio of earnings to fixed charges and
    preferred stock dividend requirements                              1.47

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